NEWS RELEASE

FOR IMMEDIATE RELEASE: March 1, 2012	FOR MORE INFORMATION, CONTACT: John M. Mendez
(276) 326-9000

First Community Bancshares, Inc. Announces Signing of Definitive Merger Agreement

with Peoples Bank of Virginia

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) and Peoples Bank of Virginia jointly announced today the signing of a definitive merger agreement under which First Community will acquire Peoples for a total valuation of approximately $40.6 million.

Peoples Bank of Virginia was established in 2002, operates four branches in the Richmond, Virginia MSA, and as of December 31, 2011, had $286 million in assets, $181 million in loans, $246 million in deposits and $39 million in common equity. The combined company will become the 10th largest Virginia-based bank in the Richmond MSA.

John Mendez, President and Chief Executive Officer of First Community, stated, “We are pleased to be joining forces with Peoples Bank of Virginia and their exceptional banking team to expand our operations in the growth markets in and around Richmond, Virginia, and Henrico, Chesterfield and Hanover counties. Our merger is the result of extensive due diligence and we are confident that this partnership will create tremendous value for both of our companies’ clients, employees and shareholders. Jim Atkinson and his team have built a strong, well-capitalized and profitable franchise in one of the most attractive banking markets in the United States.”

James H. “Jim” Atkinson, Jr., Chief Executive Officer of Peoples Bank of Virginia, commented, “We are excited to be partnering with First Community, one of the best banks in the Commonwealth. The combination of Peoples Bank of Virginia’s foothold in the Richmond market and First Community’s leadership, strong operating performance, and more extensive product offerings creates an outstanding opportunity for our customers, employees and shareholders.”

Following the merger Jim Atkinson and Quentin L. Corbett will remain involved in the operation supporting the continued growth of the combined franchise in the market. William H. “Bill” Pruitt will also join the board of directors for First Community Bank and Marshall E. “Eddie” McCall Jr. will assume the position of Vice President and Richmond City Executive joining Richard D. Ocheltree, Regional President for Eastern Virginia. Mendez added “the consolidation of these two teams in the Richmond market creates a premier community banking franchise with outstanding capabilities in retail, commercial, business and real estate banking. This also sets the stage for expansion of our First Community Wealth Management and Insurance Services in the Richmond area.”

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, shareholders of Peoples will receive $6.08 per share in cash and 1.07 First Community shares for each common share of Peoples. First Community expects the transaction to be accretive to earnings in the first full year of the combination. It is anticipated that the transaction will be consummated in the second or third quarter of 2012, after receipt of regulatory approvals, the approval of Peoples shareholders, and other closing conditions.

Sandler O’Neill + Partners, L.P. served as financial advisor to First Community and Davenport & Co. served as financial advisor to Peoples Bank of Virginia. Legal counsel was provided by Bowles, Rice, McDavid, Graff and Love, Charleston, West Virginia, and LeClairRyan, Richmond, Virginia.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.16 billion financial holding company and is the parent company of First Community Bank. First Community Bank operates through fifty-five locations in the four states of Virginia, West Virginia, North Carolina, and Tennessee. First Community Bank offers wealth management and investment services through its Trust & Financial Services Division and First Community Wealth Management, a registered investment advisory firm. First Community’s Trust and Wealth Management Divisions managed assets with a market value of $873 million at December 31, 2011. First Community is also the parent company of Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operates six offices. First Community’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.

In connection with the proposed merger, First Community will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of First Community common stock to be issued to the stockholders of Peoples. The registration statement will include a proxy statement/prospectus which will be sent to the stockholders of Peoples seeking their approval of the merger. STOCKHOLDERS OF PEOPLES ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The information in this press release is not a substitute for the registration statement and any other documents First Community intends to file with the SEC or provide to Peoples stockholders. In addition, First Community may file other relevant documents concerning the proposed merger with the SEC.

The prospectus/proxy statement and other relevant transaction documents will be available free of charge at the SEC’s website (www.sec.gov), at First Community’s website (www.fcbinc.com) under “Investor Relations,” or by directing a request by telephone or mail to First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605, Attention: Investor Relations (276) 326-9000. The prospectus/proxy statement and other relevant transaction documents, will also be available free of charge from Peoples by directing a request by telephone or mail to Peoples Bank of Virginia, Richmond, Virginia 23294, Attention: Investor Relations (804) 270-7275.

Peoples is currently not engaged in a solicitation of proxies from the security holders of Peoples in connection with the proposed merger transaction with First Community. If a proxy solicitation commences, Peoples and its directors, executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies from the stockholders of Peoples in connection with the proposed merger. Information about the directors and executive officers of Peoples and their ownership of Peoples common stock, and additional information regarding the interests of such participants, may be obtained by reading the proxy statement/prospectus when it becomes available.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in First Community’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, First Community does not undertake to update forward-looking statements contained within this news release.